Readers are referred to the cautionary note regarding Forward-Looking Information and Non-GAAP Financial Measures at the end of this Release.

TSX:GWO

Great-West Lifeco reports first quarter 2008 results

Winnipeg, May 1, 2008 ... Great-West Lifeco Inc. (Lifeco) has reported net income attributable to common shareholders of $654 million for the three months ended March 31, 2008, up 27% compared to net income of $514 million reported a year ago.

The 2008 results include two non-recurring items that totaled $118 million, after-tax, or $0.132 per common share, as described in the United States section of this Release. Excluding these items, adjusted net income attributable to common shareholders was $536 million for the three months ended March 31, 2008, up 4% over 2007. On a per share basis, this represents $0.600 per common share for the three months ended March 31, 2008 compared to $0.576 per common share for 2007.

Compared to the first quarter of 2007, the increase in the foreign exchange value of the Canadian dollar opposite the Company’s major operating currencies has reduced reported net income in the quarter by approximately $0.051 per common share, or $46 million. On a constant currency basis, adjusted net income attributable to common shareholders increased 13% over 2007.

Highlights

•	Quarterly dividends declared were $0.2925 per common share payable June 30, 2008. Dividends paid on common shares for the three months ended March 31, 2008 were 15% higher than a year ago.
•

On April 1, Lifeco announced that the sale of its U.S. Healthcare business had been completed. Lifeco has applied approximately $1.1 billion of the sale proceeds to reduce its outstanding bank bridge facility.

•	Adjusted return on common shareholders’ equity was 21.1% for the twelve months ended March 31, 2008.

Consolidated net income for Lifeco is comprised of the net income of The Great-West Life Assurance Company (Great-West Life), Canada Life Financial Corporation (CLFC), London Life Insurance Company (London Life), Great-West Life & Annuity Insurance Company (GWL&A), and Putnam Investments, LLC (Putnam), together with Lifeco's corporate results.

.../2

100 Osborne Street, Winnipeg, MB Canada R3C 3A5

A member of the Power Financial group of Companies

CANADA

Net income attributable to common shareholders for the first quarter of 2008 was $249 million compared to $225 million in 2007, an increase of 11%. Individual Insurance & Investment Products earnings at $175 million were up 13% while Group Insurance earnings of $100 million were up 16%. Earnings in the Corporate segment were $10 million lower than 2007 due to the mark-to-market adjustment of two series of Lifeco preferred shares.

Total sales for the three months ended March 31, 2008 were $2,297 million compared to $2,636 million in 2007, a decrease of 13%. The decrease reflects strong segregated and mutual fund sales in 2007 that were not repeated because of a weak market environment in 2008.

Total assets under administration at March 31, 2008 were $100.8 billion, compared to $101.0 billion at December 31, 2007.

UNITED STATES

Net income attributable to common shareholders for the first quarter of 2008 increased 67% to $237 million from $142 million for the first quarter of 2007.

In the quarter, two non-recurring items contributed approximately $118 million to earnings. A gain of approximately $176 million was realized in connection with the termination of a long-standing assumption reinsurance agreement under which GWL&A had reinsured a block of U.S. participating policies. This gain was partly mitigated by an increase in policy reserves to provide for an increase in overhead costs expected to be absorbed as a result of the sale of Great-West Healthcare.

Net income for the quarter includes $43 million in 2008 and $56 million in 2007 in connection with Lifeco’s U.S. healthcare business, which has been designated as discontinued operations.

Compared to the first quarter of 2007, the increase in the foreign exchange value of the Canadian dollar opposite the United States dollar has reduced reported net income in the quarter by approximately $0.022 per common share, or $20 million. On a constant currency basis, adjusted net income attributable to common shareholders decreased 2% over 2007.

Total sales for the three months ended March 31, 2008 were $15.5 billion compared to $1.2 billion in 2007. Putnam’s asset management business is included in the 2008 results.

Total assets under administration at March 31, 2008 were $221.8 billion compared to $231.4 billion at December 31, 2007. Included in assets under administration were $173.4 billion of mutual fund and institutional account assets managed by Putnam.

.../3

EUROPE

Net income attributable to common shareholders for the first quarter of 2008 was $175 million compared to $147 million for the first quarter of 2007, an increase of 19%.

Compared to the first quarter of 2007, the increase in the foreign exchange value of the Canadian dollar opposite the British pound, the euro and the United States dollar has reduced reported net income in the quarter by approximately $0.029 per common share, or $26 million. On a constant currency basis, net income attributable to common shareholders increased 36% over 2007.

Total sales for the three months ended March 31, 2008 were $1,204 million compared to $1,636 million in 2007, a decrease of 26%.

Total assets under administration at March 31, 2008 were $76.0 billion, compared to $61.7 billion at December 31, 2007.

CORPORATE

Corporate net income for Lifeco attributable to common shareholders was a charge of $7 million for the first quarter of 2008 compared to nil for the first quarter of 2007.

MANAGEMENT APPOINTMENTS

At Great-West Lifeco’s annual meeting, held today in Winnipeg, Robert Gratton indicated his decision to step down as Chairman of the Boards of Great-West Lifeco, Great-West Life, London Life, Canada Life, Great-West Life & Annuity and Canada Life Capital Corporation.

Raymond L. McFeetors has been appointed to succeed him as Chairman of the Boards of Great-West Lifeco, Great-West Life, London Life, Canada Life, Great-West Life & Annuity and Canada Life Capital Corporation.

The following Management appointments were announced at the annual meeting:

•	D. Allen Loney, formerly Executive Vice-President, Chief Actuary / Capital Management, was appointed President and CEO of Great-West Lifeco, Great-West Life, London Life and Canada Life.

•

William L. Acton, formerly President and Chief Operating Officer, Europe was appointed President and Chief Executive Officer, Canada Life Capital Corporation, the holding company for the European operations.

•	Mitchell T.G. Graye, formerly Executive Vice-President and Chief Financial Officer, United States, was appointed President and Chief Executive Officer, Great-West Life & Annuity in the United States.

•

Denis J. Devos, President and Chief Operating Officer, Canada, has indicated his intention to retire following 35 years of distinguished service. To succeed him the Board appointed Paul Mahon President and Chief Operating Officer, Canada.

•

William W. Lovatt, formerly Executive Vice-President and Chief Financial Officer, Canada, was appointed Executive Vice-President and Chief Financial Officer of Great-West Lifeco, Great-West Life, London Life and Canada Life.

.../4

QUARTERLY DIVIDENDS

At its meeting today, the Board of Directors approved a quarterly dividend of $0.2925 per share on the common shares of the Company payable June 30, 2008 to shareholders of record at the close of business June 2, 2008.

In addition, the Directors approved quarterly dividends on:

•	Series D First Preferred Shares of $0.293750 per share;
•	Series E First Preferred Shares of $0.30 per share;
•	Series F First Preferred Shares of $0.36875 per share;
•	Series G First Preferred Shares of $0.325 per share;
•	Series H First Preferred Shares of $0.30313 per share; and
•	Series I First Preferred Shares of $0.28125 per share;

all payable June 30, 2008 to shareholders of record at the close of business June 2, 2008.

For purposes of the Income Tax Act (Canada), and any similar provincial legislation, the dividends referred to above are eligible dividends.

GREAT-WEST LIFECO

Great-West Lifeco Inc. (TSX:GWO) is a financial services holding company with interests in the life insurance, health insurance, retirement savings, investment management and reinsurance businesses. The Company has operations in Canada, the United States, Europe and Asia through The Great-West Life Assurance Company, London Life Insurance Company, The Canada Life Assurance Company, Great-West Life & Annuity Insurance Company and Putnam Investments, LLC. Lifeco and its companies have over $398 billion in assets under administration. Great-West Lifeco is a member of the Power Financial Corporation group of companies.

Cautionary note regarding Forward-Looking Information

This release contains some forward-looking statements about the Company, including its business operations, strategy and expected financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or negative versions thereof and similar expressions. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company action is also a forward-looking statement. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the financial services industry generally, including the insurance and mutual fund industries. They are not guarantees of future performance, and actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as sales levels, premium income, fee income, expense levels, mortality experience, morbidity experience, policy lapse rates and taxes, as well as general economic, political and market factors in North America and internationally, interest and foreign exchange rates, global equity and capital markets, business competition, technological change, changes in government regulations, unexpected judicial or regulatory proceedings, catastrophic events, and the Company's ability to complete strategic transactions and integrate acquisitions. The reader is

.../5

cautioned that the foregoing list of important factors is not exhaustive, and there may be other factors listed in other filings with securities regulators, including factors set out under “Risk Management and Control Practices” in the Company’s 2007 Annual Management’s Discussion and Analysis, which, along with other filings, is available for review at www.sedar.com. The reader is also cautioned to consider these and other factors carefully and to not place undue reliance on forward-looking statements. Other than as specifically required by applicable law, the Company has no intention to update any forward-looking statements whether as a result of new information, future events or otherwise.

Cautionary note regarding Non-GAAP Financial Measures

This release contains some non-GAAP financial measures. Terms by which non-GAAP financial measures are identified include but are not limited to “earnings before restructuring charges”, “adjusted net income”, “earnings before adjustments”, “net income on a constant currency basis”, “premiums and deposits”, “sales”, and other similar expressions. Non-GAAP financial measures are used to provide management and investors with additional measures of performance. However, non-GAAP financial measures do not have standard meanings prescribed by GAAP and are not directly comparable to similar measures used by other companies. Please refer to the appropriate reconciliations of these non-GAAP financial measures to measures prescribed by GAAP.

Further information

Selected financial information is attached.

Great-West Lifeco's first quarter analyst teleconference will be held Thursday, May 1 at 3:00 p.m. (Eastern). The call can be accessed through www.greatwestlifeco.com or by phone at:

•	Participants in the Toronto area: 416-406-6419
•	Participants from North America: 1-888-575-8232
•	Participants from Overseas: Dial international access code first, then 800-9559-6849

A replay of the call will be available from May 1 until May 8, 2008, and can be accessed by calling 1-800-408-3053 or 416-695-5800 in Toronto (passcode: 3258989#).

Additional information relating to Lifeco, including the most recent interim unaudited financial statements, interim Management's Discussion and Analysis (MD&A), and CEO/CFO certificates will be filed on SEDAR at www.sedar.com.

- end -

For more information contact:

Marlene Klassen, APR

Assistant Vice-President, Communication Services

(204) 946-7705

FINANCIAL HIGHLIGHTS (unaudited)
(in $ millions except per share amounts)
	2008	2007	% Change
For the three months ended March 31

Premiums:
Life insurance, guaranteed annuities
and insured health products	$16,790	$5,342	-
Self-funded premium equivalents (ASO contracts)	585	568	3%
Segregated funds deposits:
Individual products	2,018	2,701	-25%
Group products	1,541	1,716	-10%
Proprietary mutual funds deposits (1)	8,844	220	-
Total premiums and deposits	29,778	10,547	182%

Fee and other income	797	553	44%
Paid or credited to policyholders	16,284	5,341	-

Net income - common shareholders
Continuing operations - adjusted (3)	493	458	8%
Discontinued operations (2)	43	56	-23%
Net income - adjusted (3)	536	514	4%
Adjustments after tax (3)	118	-	-
Net income	654	514	27%
Per common share
Basic earnings - adjusted (3)	$0.600	$0.576	4%
Adjustments after tax	0.132	-	-
Basic earnings	0.732	0.576	27%
Dividends paid	0.2925	0.255	15%
Book value	11.80	11.31	4%

Return on common shareholders' equity (12 months):
Net income - adjusted (3)	21.1%	20.4%
Net income	21.3%	20.4%
	0.0%
At March 31
Total assets	$133,740	$121,439	10%
Segregated funds net assets	89,092	92,663	-4%
Proprietary mutual funds net assets	175,880	2,098	-
Total assets under administration	$398,712	$216,200	84%

Share capital and surplus	$11,651	$11,191	4%

(1)	Includes Putnam Investments, LLC mutual funds deposits.
(2)	Represents the operating results of Great-West Life & Annuity Insurance Company’s (GWL&A), an indirect wholly-owned subsidiary of Lifeco, health care business which was sold effective April 1, 2008.
(3)

During the first quarter of 2008, net income attributable to common shareholders was increased by $118 or $0.132 per common share as a result of the following items in the Company’s United States segment:

(a)

A gain realized in connection with the termination of a long-standing assumption reinsurance agreement ($176 after tax or $0.197 per common share) as described in Note 8 to the interim consolidated financial statements;

(b)	Reserve strengthening in GWL&A’s continuing operations (($58) after tax or ($0.065) per common share) as described in note 2 to the interim consolidated financial statements;

Net income, basic earnings per common share and return on common shareholders’ equity are presented on an adjusted basis, as a non-GAAP financial measure of earnings performance. Return on common shareholders’ equity for 2008 is restated excluding third quarter 2007 non-recurring items

SUMMARY OF CONSOLIDATED OPERATIONS (unaudited)
(in $ millions except per share amounts)
		For the three months
		ended March 31
		2008	2007
Income
Premium income		$16,790	$5,342
Net investment income (note 4)
Regular net investment income		1,352	1,394
Changes in fair value on held for trading assets		(940)	(417)
Total net investment income		412	977
Fee and other income		797	553

		17,999	6,872
Benefits and expenses
Policyholder benefits		3,689	5,200
Policyholder dividends and experience refunds		347	165
Change in actuarial liabilities		12,248	(24)
Total paid or credited to policyholders		16,284	5,341

Commissions		322	340
Operating expenses		648	457
Premium taxes		52	57
Financing charges (note 6)		106	51
Amortization of finite life intangible assets		10	8

Net income from continuing operations before income taxes		577	618

Income taxes	- current	120	124
	- future	(11)	(11)

Net income from continuing operations before non-controlling interests		468	505

Non-controlling interests (note 8)		(157)	33

Net income from continuing operations		625	472

Net income from discontinued operations (note 2)		43	56

Net income		668	528

Perpetual preferred share dividends		4	14

Net income - common shareholders		$ 654	$514

Earnings per common share (note 13)

Basic		$0.732	$0.576

Diluted		$0.728	$0.572

CONSOLIDATED BALANCE SHEETS (unaudited)
(in $ millions)
	March 31,	December 31,	March 31,
	2008	2007	2007
Assets
Bonds (note 4)	$66,935	$65,069	$74,586
Mortgage loans (note 4)	16,358	15,869	15,356
Stocks (note 4)	6,415	6,543	5,621
Real estate (note 4)	2,691	2,547	2,224
Loans to policyholders	6,521	6,317	6,731
Cash and cash equivalents	3,416	3,650	2,693
Funds held by ceding insurers	14,393	1,512	1,866
Assets of operations held for sale (note 2)	670	697	828
Goodwill	6,325	6,295	5,391
Intangible assets	4,023	3,917	1,560
Other assets	5,993	5,972	4,583

Total assets	$133,740	$118,388	$121,439
Liabilities
Policy liabilities
Actuarial liabilities	$102,195	$87,681	$92,689
Provision for claims	1,340	1,315	1,231
Provision for policyholder dividends	622	600	578
Provision for experience rating refunds	218	310	174
Policyholder funds	2,292	2,160	2,163
	106,667	92,066	96,835

Debentures and other debt instruments (note 7)	5,155	5,241	1,960
Funds held under reinsurance contracts	169	164	1,964
Other liabilities	5,129	5,211	3,939
Liabilities of operations held for sale (note 2)	396	428	602
Repurchase agreements	689	344	896
Deferred net realized gains	180	179	188
	118,385	103,633	106,384

Preferred shares (note 9)	797	786	825
Capital trust securities and debentures	636	639	634
Non-controlling interests
Participating account surplus in subsidiaries	1,952	2,103	2,042
Preferred shares issued by subsidiaries	157	157	209
Perpetual preferred shares issued by subsidiaries	151	152	154
Non-controlling interests in capital stock and surplus	11	10	-
Share capital and surplus
Share capital (note 9)
Perpetual preferred shares	1,099	1,099	1,099
Common shares	4,714	4,709	4,687
Accumulated surplus	6,992	6,599	5,772
Accumulated other comprehensive income	(1,190)	(1,533)	(396)
Contributed surplus	36	34	29
	11,651	10,908	11,191
Total liabilities, share capital and surplus	$133,740	$118,388	$121,439

CONSOLIDATED STATEMENTS OF SURPLUS (unaudited)
(in $ millions)
	For the three months
	ended March 31
	2008	2007
Accumulated surplus
Balance, beginning of year	$6,599	$5,858
Change in accounting policy	-	(373)
Net income	668	528
Dividends to shareholders
Perpetual preferred shareholders	(14)	(14)
Common shareholders	(261)	(227)

Balance, end of period	$6,992	$5,772
Accumulated other comprehensive income, net of income taxes (note 14)
Balance, beginning of year	$(1,533)	$(547)
Change in accounting policy	-	262
Other comprehensive income	343	(111)

Balance, end of period	$(1,190)	$(396)
Contributed surplus
Balance, beginning of year	$34	$28
Stock option expense
Current year expense	2	1

Balance, end of period	$36	$29

SUMMARY OF CONSOLIDATED COMPREHENSIVE INCOME (unaudited)
(in $ millions)
	For the three months
	ended March 31
	2008	2007

Net income	$668	$528

Other comprehensive income (loss), net of income taxes
Unrealized foreign exchange gains (losses) on translation of foreign
operations	456	(75)
Unrealized gains (losses) on available for sale assets	(49)	(15)
Reclassification of realized (gains) losses on available for sale assets	(10)	(21)
Unrealized gains (losses) on cash flow hedges	(46)	-
Non-controlling interests	(8)	-

	343	(111)

Comprehensive income	$1,011	$417

Income tax (expense) benefit included in other comprehensive income

	For the three months
	ended March 31
	2008	2007

Unrealized foreign exchange gains (losses) on translation of foreign
operations	$-	$-
Unrealized gains (losses) on available for sale assets	22	4
Reclassification of realized (gains) losses on available for sale assets	3	7
Unrealized gains (losses) on cash flow hedges	25	-
Non-controlling interests	2	-

	$52	$11

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in $ millions)
	For the three months
	ended March 31
	2008	2007

Operations
Net income	$668	$528
Adjustments:
Change in policy liabilities	(250)	(52)
Change in funds held by ceding insurers	(18)	288
Change in funds held under reinsurance contracts	(1)	26
Change in current income taxes payable	(171)	(44)
Future income tax expense	(11)	(11)
Changes in fair value of financial instruments	951	415
Other	(385)	(972)
Cash flows from operations	783	178

Financing Activities
Issue of common shares	5	11
Repayments on credit facility	(235)	-
Increase in line of credit in subsidiary	80	-
Repayment of debentures and other debt instruments	(2)	(9)
Dividends paid	(275)	(241)
	(427)	(239)

Investment Activities
Bond sales and maturities	4,644	6,532
Mortgage loan repayments	376	469
Stock sales	389	353
Real estate sales	100	19
Change in loans to policyholders	(37)	(34)
Change in repurchase agreements	369	(427)
Investment in bonds	(5,342)	(5,943)
Investment in mortgage loans	(712)	(594)
Investment in stocks	(448)	(572)
Investment in real estate	(100)	(113)
	(761)	(310)

Effect of changes in exchange rates on cash and cash equivalents	168	(16)

Decrease in cash and cash equivalents	(237)	(387)

Cash and cash equivalents from continuing ($3,650) and discontinued
operations ($26), beginning of year	3,676	3,083

Cash and cash equivalents from discontinued operations, end of period	(23)	(3)

Cash and cash equivalents from continuing operations, end of period	$3,416	$2,693

Notes to Consolidated Financial Statements (unaudited)

(in $ millions except per share amounts)

1.	Basis of Presentation and Summary of Accounting Policies

The interim unaudited consolidated financial statements of Great-West Lifeco Inc. (Lifeco or the Company) at March 31, 2008 have been prepared in accordance with Canadian generally accepted accounting principles, using the same accounting policies and methods of computation followed in the consolidated financial statements for the year ended December 31, 2007 except as noted below. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s annual report dated December 31, 2007.

(a)	Changes in Accounting Policy

Capital Disclosures

Effective January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1535, Capital Disclosures. The section establishes standards for disclosing information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital. The new requirements are for disclosure only and did not impact the financial results of the Company.

Financial Instrument Disclosure and Presentation

Effective January 1, 2008, the Company adopted the CICA Handbook Section 3862, Financial Instruments – Disclosures, and Section 3863, Financial Instruments – Presentation. These sections replace existing Section 3861, Financial Instruments – Disclosure and Presentation. Presentation standards are carried forward unchanged. Disclosure standards are enhanced and expanded to complement the changes in accounting policy adopted in accordance with Section 3855, Financial Instruments – Recognition and Measurement during 2007.

(b)	Comparative Figures

Certain of the 2007 amounts presented for comparative purposes have been reclassified to conform with the presentation adopted in the current year.

2.	Disposals

On April 1, 2008, Lifeco announced that Great-West Life & Annuity Insurance Company (GWL&A) has completed the sale of its health care business, Great-West Healthcare. As part of the transaction GWL&A has received U.S. $1.5 billion in cash and will retain an estimated U.S. $750 million representing the amount of equity invested in the business at the closing date. In accordance with CICA Handbook Section 3475, Disposal of Long-lived Assets and Discontinued Operations the operating results and assets and liabilities of the health care business have been presented as discontinued operations in the financial statements of the Company.

After tax net income of the health care business presented as discontinued operations on the Summary of Consolidated Operations is comprised of the following:

	March 31,	March 31,
	2008	2007
Income
Premium income	$224	$271
Net investment income	11	25
Fee and other income	164	211

	399	507
Benefits and expenses
Paid or credited to policyholders and beneficiaries
including policyholder dividends and experience refunds	191	243
Other	145	183
Amortization of finite life intangible assets	-	-

Net income from discontinued operations before income taxes	63	81

Income taxes	20	25

Net income from discontinued operations	$43	$56

As a result of the sale of its health care business, GWL&A recognized a charge of $58 after-tax relating to the strengthening of reserves in its continuing operations.

On the Consolidated Balance Sheets assets and liabilities of operations held for sale are comprised of the following:

	March 31,	December 31,	March 31,
	2008	2007	2007

Assets

Bonds	$184	$241	$275
Cash and cash equivalents	23	26	3
Goodwill	49	47	49
Intangible assets	11	11	6
Other assets	403	372	495

Assets of operations held for sale	$670	$697	$828

Liabilities

Policy liabilities	$231	$248	$333
Other liabilities	165	180	247
Repurchase agreements	-	-	22
Deferred net realized gains	-	-	-

Liabilities of operations held for sale	$396	$428	$602

3.	Restructuring Costs

Following the acquisition of Putnam Investments, LLC (Putnam) on August 3, 2007, the Company developed a plan to restructure and exit certain operations of Putnam. The Company expects the restructuring to be substantially complete by the end of 2009. Costs of $184 (U.S. $175) are expected to be incurred as a result by the U.S. operating segment and consist primarily of restructuring and exit activities involving operations and systems, compensation and facilities costs. Accrued restructuring costs are included in other liabilities in the Consolidated Balance Sheets and restructuring charges are included in the Summary of Consolidated Operations. The costs include approximately $154 (U.S $146) that was recognized as part of the purchase equation of Putnam and costs of approximately $30 (U.S. $29) will be charged to income as incurred.

The following details the amount and status of restructuring program costs:

				Changes in
	Expected	Amounts	Amounts	foreign	Balance
	total costs	utilized - 2007	utilized - 2008	exchange rates	March 31, 2008
Compensation costs	$133	$(27)	$(15)	$(6)	$85
Exiting and consolidating operations	22	(6)	-	-	16
Eliminating duplicate systems	29	(1)	-	-	28
	$184	$(34)	$(15)	$(6)	$129

Accrued on acquisition	$154	$(34)	$(15)	$(6)	$99
Expense as incurred	30	-	-	-	30
	$184	$(34)	$(15)	$(6)	$129

4.	Portfolio Investments

(a)	Carrying values of portfolio investments are as follows:
	March 31, 2008
	Carrying Value & Market Value			Amortized Cost				Total

				Carrying	Market	Carrying	Market
				Value	Value	Value	Value
	Available	Held for trading[1]		Loans and	Loans and	Non-financial	Non-financial	Carrying
	for sale	Designated	Classified	receivables	receivables	instruments	instruments	value

Bonds
- government	$1,895	$16,892	$645	$1,786	$1,951	$-	$-	$21,218
- corporate	2,917	34,781	1,053	6,966	7,141	-	-	45,717
	4,812	51,673	1,698	8,752	9,092	-	-	66,935

Mortgage loans
- residential	-	-	-	7,066	7,271	-	-	7,066
- non-residential	-	-	-	9,292	9,405	-	-	9,292
	-	-	-	16,358	16,676	-	-	16,358

Stocks	1,426	4,666	-	-	-	323	416	6,415

Real estate	-	-	-	-	-	2,691	2,940	2,691

	$6,238	$56,339	$1,698	$25,110	$25,768	$3,014	$3,356	$92,399

	December 31, 2007
	Carrying Value & Market Value			Amortized Cost				Total

				Carrying	Market	Carrying	Market
				Value	Value	Value	Value
	Available	Held for trading[1]		Loans and	Loans and	Non-financial	Non-financial	Carrying
	for sale	Designated	Classified	receivables	receivables	instruments	instruments	value

Bonds
- government	$1,541	$16,554	$635	$1,775	$1,877	$-	$-	$20,505
- corporate	2,504	34,030	1,005	7,025	7,130	-	-	44,564
	4,045	50,584	1,640	8,800	9,007	-	-	65,069

Mortgage loans
- residential	-	-	-	7,121	7,127	-	-	7,121
- non-residential	-	-	-	8,748	8,879	-	-	8,748
	-	-	-	15,869	16,006	-	-	15,869

Stocks	1,432	4,791	-	-	-	320	461	6,543

Real estate	-	-	-	-	-	2,547	2,844	2,547

	$5,477	$55,375	$1,640	$24,669	$25,013	$2,867	$3,305	$90,028

	March 31, 2007
	Carrying Value & Market Value			Amortized Cost				Total

				Carrying	Market	Carrying	Market
				Value	Value	Value	Value
	Available	Held for trading[1]		Loans and	Loans and	Non-financial	Non-financial	Carrying
	for sale	Designated	Classified	receivables	receivables	instruments	instruments	value

Bonds
- government	$1,879	$21,319	$1,013	$2,240	$2,275	$-	$-	$26,451
- corporate	3,097	36,813	615	7,610	8,405	-	-	48,135
	4,976	58,132	1,628	9,850	10,680	-	-	74,586

Mortgage loans
- residential	-	-	-	7,259	7,435	-	-	7,259
- non-residential	-	-	-	8,097	8,203	-	-	8,097
	-	-	-	15,356	15,638	-	-	15,356

Stocks	896	4,416	-	-	-	309	449	5,621

Real estate	-	-	-	-	-	2,224	2,689	2,224

	$5,872	$62,548	$1,628	$25,206	$26,318	$2,533	$3,138	$97,787

[1]

Investments can be held for trading in two ways: designated as held for trading at the option of management; or, classified as held for trading if they are actively traded for the purpose of earning investment income.

(b)	Included in portfolio investments are the following:

(i)	Non-performing loans:
	March 31,	December 31,	March 31,
	2008	2007	2007

Bonds	$19	$33	$77
Mortgage loans	9	9	25
	$28	$42	$102

Non-performing loans include non-accrual loans and foreclosed real estate held for sale. Bond and mortgage investments are reviewed on a loan by loan basis to determine non-performing status. Loans are classified as non-accrual when they are deemed to have an other than temporary impairment as a result of:

(1)	payments are 90 days or more in arrears, except in those cases where, in the opinion of management, there is justification to continue to accrue interest; or
(2)	the Company no longer has reasonable assurance of timely collection of the full amount of the principal and interest due; or
(3)	modified/restructured loans are not performing in accordance with the contract.

Where appropriate, provisions are established or write-offs made to adjust the carrying value to the net realizable amount. Wherever possible the fair value of collateral underlying the loans or observable market price is used to establish net realizable value. For non-performing available for sale loans, recorded at fair value, the accumulated loss recorded in accumulated other comprehensive income is reclassified to net investment income. Once an impairment loss on an available for sale asset is recorded to income it is not reversed.

(ii)	Changes in the allowance for credit losses are as follows:
	For the three months			For the three months
	ended March 31, 2008			ended March 31, 2007
		Mortgage			Mortgage
	Bonds	Loans	Total	Bonds	Loans	Total
Balance, beginning of year	$34	$19	$53	$44	$30	$74
Net provision (recoveries)
for credit losses - in year	-	-	-	(1)	-	(1)
Write-offs, net of recoveries	(6)	-	(6)	-	-	-
Other (including foreign
exchange rate changes)	1	1	2	(1)	-	(1)
Balance, end of period	$29	$20	$49	$42	$30	$72

Net investment income is comprised of the following:

For the three months		Mortgage		Real
ended March 31, 2008	Bonds	loans	Stocks	estate	Other	Total

Regular net investment income:
Investment income earned	$890	$228	$45	$35	$128	$1,326
Net realized gains (losses)
(available for sale)	13	-	-	-	-	13
Net realized gains (losses)
(other classifications)	6	6	5	-	-	17
Amortization of net realized/unrealized
gains (non-financial instruments)	-	-	-	11	-	11
Other income and expenses	-	-	-	-	(15)	(15)
	909	234	50	46	113	1,352

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	21	-	-	-	-	21
Net realized/ unrealized gains (losses)
(designated held for trading)	(683)	(242)	-	-	(36)	(961)
	(662)	(242)	-	-	(36)	(940)

Net investment income	$247	$(8)	$50	$46	$77	$412

For the three months		Mortgage		Real
ended March 31, 2007	Bonds	loans	Stocks	estate	Other	Total

Regular net investment income:
Investment income earned	$903	$224	$43	$35	$152	$1,357
Net realized gains (losses)
(available for sale)	25	-	3	-	-	28
Net realized gains (losses)
(other classifications)	2	6	-	-	-	8
Recovery of credit losses	-	-	-	-	-	-
Amortization of deferred net realized gains	-	-	-	19	-	19
Other income and expenses	-	-	-	-	(18)	(18)
	930	230	46	54	134	1,394

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	(3)	-	-	-	-	(3)
Net realized/ unrealized gains (losses)
(designated held for trading)	(481)	-	79	-	(12)	(414)
	(484)	-	79	-	(12)	(417)

Net investment income	$446	$230	$125	$54	$122	$977

Investment income earned is comprised of income from investments that are classified or designated as held for trading, classified as available for sale and classified as loans and receivables.

5.	Financial Instrument Risk Management

The Company has enterprise-wide policies relating to the identification, measurement, monitoring, mitigating, and controlling of risks associated with financial instruments. The key risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate and equity). The following sections describe how the Company manages each of these risks.

(a)	Credit Risk

Credit risk is the risk of financial loss resulting from the failure of debtors making payments when due. The following policies and procedures are in place to manage this risk:

•	Investment guidelines are in place that require only the purchase of investment-grade assets and minimize undue concentration of assets in any single geographic area, industry and company.
•	Investment guidelines specify minimum and maximum limits for each asset class. Credit ratings are determined by recognized external credit rating agencies and/or internal credit review.
•	Investment guidelines also specify collateral requirements.
•	Portfolios are monitored continuously, and reviewed regularly with the Boards of Directors or the Investment Committees of the Boards of Directors.
•	Credit risk associated with derivative instruments is evaluated quarterly on a current exposure method, using practices that are at least as conservative as those recommended by regulators.
•

The Company is exposed to credit risk relating to premiums due from policyholders during the grace period specified by the insurance policy or until the policy is paid up or terminated. Commissions paid to agents and brokers are netted against amounts receivable, if any.

•

Reinsurance is placed with counterparties that have a good credit rating and concentration of credit risk is avoided by following policy guidelines set each year by the Board of Directors. Management continuously monitors and performs an assessment of creditworthiness of reinsurers.

(i)	Maximum Exposure to Credit Risk

The following table summarizes the Company’s maximum exposure to credit risk related to financial instruments. The maximum credit exposure is the carrying value of the asset net of any allowances for losses.

March 31,
2008

Cash and cash equivalents	$3,439
Bonds
Held for trading	53,460
Available for sale	4,907
Amortized cost	8,752
Mortgage loans	16,358
Loans to policyholders	6,521
Other financial assets	27,769
Derivative assets	710

Total balance sheet maximum credit exposure	$121,916

Off-balance sheet items
Loan commitments	$-
Guarantees	-

Total off-balance sheet items	$156,916

Credit risk is also mitigated by entering into collateral agreements. The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and the valuation parameters. Management monitors the value of the collateral, requests additional collateral when needed and performs an impairment valuation when applicable.

(ii)	Concentration of Credit Risk

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics in that they operate in the same geographic region or in similar industries. The characteristics are similar in thatchanges in economic or political environments may impact their ability to meet obligations as they come due.

The following table provides details of the carrying value of bonds by industry sector and geographic distribution:

March 31,
2008

Bonds issued or guaranteed by:
Canadian federal government	$1,610
Canadian provincial and municipal governments	4,795
U.S. Treasury and other U.S. agencies	4,619
Other foreign governments	8,688
Total government issued or government bonds	19,712
Corporate bonds by industry sector:
Asset-backed securities	8,117
Basic Materials
Communications	1,370
Consumer staples and discretionary	4,428
Financials	14,653
Healthcare	1,270
Industrials	2,613
Technology
Utilities and energy	8,435
Other	3,848
Total corporate	44,734
Short term bonds	2,489

$66,935

Canada	$25,241
United States	16,771
Europe/Reinsurance	24,923

$66,935

The following table provides details of the carrying value of mortgage loans by geographic location:

	March 31, 2008
	Single family	Multi-family
	residential	residential	Commercial	Total

Canada	$1,791	$4,712	$5,441	$1,944
United States	-	527	1,211	1,738
Europe/Reinsurance	-	31	2,645	2,676

Total mortgages	$1,791	$5,270	$9,297	$16,358

(iii)	Asset Quality

Bond Portfolio Quality

Bonds and Portfolio Investments
March 31,
2008

AAA	$28,518
AA	10,716
A	16,965
BBB	7,799
BB and lower	448
64,446
Short term bonds	2,489
Total bonds	$66,935

Derivative Portfolio Quality

March 31,
2008

Over-the-counter contracts (counterparty ratings):
AAA	$2
AA	460
A	249
Exchange traded	-

Total	$711

Derivative instruments are either exchange traded or over-the-counter contracts negotiated between counterparties. At March 31, 2008, the Company held assets of $8 pledged as collateral for derivative contracts. The assets pledged consist of cash, cash equivalents and short-term securities.

(b)	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet all cash outflow obligations as they come due. The following policies and procedures are in place to manage this risk:

•	The Company closely manages operating liquidity through cash flow matching of assets and liabilities.
•	Management monitors the use of line of credit on a regular basis, and assesses the ongoing availability of these and alternative forms of operating credit.
•

Management closely monitors the solvency and capital positions of its principal subsidiaries opposite liquidity requirements at the holding company. Additional liquidity is available through established lines of credit and the Company’s demonstrated ability to access capital markets for funds. The Company maintains a $200 million committed line of credit with a Canadian chartered bank.

In the normal course of business the Company enters into contracts that give rise to commitments of future minimum payments that impact short-term and long-term liquidity. The following table summarizes the principal repayment schedule of certain of the Company’s financial liabilities.

	Payments due by period
							over
	Total	1 year	2 years	3 years	4 years	5 years	5 years
Debentures and other
debt instruments	$5,153	$1,845	$1	$1	$1	$716	$2,589
Preferred share liabilities	756	-	-	-	-	557	199
Capital trust debentures (1)	800	-	-	-	-	-	800
	$6,709	$1,845	$1	$1	$1	$1,273	$3,588

(1)Payments due have not been reduced to reflect the Company held capital trust securities of $175 principal amount ($191 carrying value).

(c)	Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market factors. Market factors include three types of risks: currency risk, interest rate risk and equity risk.

(i) Currency Risk

Currency risk relates to the Company operating in different currencies and converting non-Canadian earnings at different points in time at different foreign exchange levels when adverse changes in foreign currency exchange rates occur. The following policies and procedures are in place to mitigate the Company’s exposure to currency risk.

•

Management, from time to time, utilizes forward foreign currency contracts to mitigate the volatility arising from the movement of rates as they impact the translation of operating results denominated in foreign currency.

•	The Company uses financial measures such as constant currency calculations to monitor the effect of currency translation fluctuations.
•	Investments are normally made in the same currency as the liabilities supported by those investments.
•	Foreign currency assets acquired to back liabilities are normally converted back to the currency of the liability using foreign exchange contracts.
•

A 10% increase in foreign currency rates would be expected to additionally increase non-participating actuarial liabilities by approximately $20. A 10% decrease in foreign currency rates would be expected to additionally decrease non-participating actuarial liabilities by approximately $20.

                  (ii) Interest Rate Risk

Interest rate risk exists if asset and liability cash flows are not closely matched and interest rates change causing a difference in value between the asset and liability. The following policies and procedures are in place to mitigate the Company’s exposure to interest rate risk.

•

The Company utilizes a formal process for managing the matching of assets and liabilities. This involves grouping general fund assets and liabilities into segments. Assets in each segment are managed in relation to the liabilities in the segment.

•	Interest rate risk is managed by investing in assets that are suitable for the products sold.
•

For products with fixed and highly predictable benefit payments, investments are made in fixed income assets that closely match the liability product cash flows. Protection against interest rate change is achieved as any change in the fair market value of the assets will be offset by a similar change in the fair market value of the liabilities.

•

For products with less predictable timing of benefit payments, investments are made in fixed income assets with cash flows of a shorter duration than the anticipated timing of benefit payments, or equities as described below.

•	The risk associated with the mismatch in portfolio duration and cash flow, asset prepayment exposure and the pace of asset acquisition are quantified and reviewed regularly.

Projected cash flows from the current assets and liabilities are used in the Canadian Asset Liability Method (CALM) to determine actuarial liabilities. Cash flows from assets are reduced to provide for potential asset default losses. Testing under several interest rate scenarios (including increasing and decreasing rates) is done to provide for reinvestment risk.

One way of measuring the interest rate risk associated with this assumption is to determine the effect on the present value of the projected net asset and liability cash flows of the non-participating business of the Company of an immediate and permanent 1% increase or an immediate and permanent 1% decrease in the level of interest rates at all future dates. These interest rate changes will impact the projected cash flows.

•	The effect of an immediate and permanent 1% increase in interest rates at each future duration would be to decrease the present value of these net projected cash flows by approximately $28.
•	The effect of an immediate and permanent 1% decrease in interest rates at each future duration would be to decrease the present value of these net projected cash flows by approximately $150.

(iii) Equity Risk

Equity risk is the uncertainty associated with the valuation of assets arising from changes in equity markets. To mitigate price risk, the Company has investment policy guidelines in place that provide for prudent investment in equity markets within clearly defined limits.

Some policy liabilities are supported by equities, for example segregated fund products and products with long-tail liabilities. Generally these liabilities will fluctuate in line with equity market values. There will be additional impacts on these liabilities as equity market values fluctuate. A 10% increase in equity markets would be expected to additionally decrease non-participating actuarial liabilities by approximately $55. A 10% decrease in equity markets would be expected to additionally increase non-participating actuarial liabilities by approximately $64.

6.	Financing Charges
Financing charges consist of the following:
	For the three months
	ended March 31
	2008	2007

Interest on long-term debentures and other debt instruments	$75	$30
Dividends on preferred shares classified as liabilities	9	9
Unrealized losses (gains) on preferred shares classified as
held for trading	11	(2)
Subordinated debenture issue costs		-
Other	2	5
Interest on capital trust debentures	12	12
Distributions on capital trust securities held by consolidated
group as temporary investments	(3)	(3)
Total	$106	$51

7.	Debentures and Other Debt Instruments

On January 24, 2008, a subsidiary of Putnam LLC executed a demand promissory note in the amount of U.S. $150 with a Canadian Chartered Bank. On January 24, 2008, Putnam LLC drew U.S. $150 on the note. On March 26, 2008, a subsidiary of Putnam LLC executed a U.S. $200 revolving credit facility with a Canadian Chartered Bank and used proceeds from the line to repay the U.S. $150 demand promissory note. There was U.S. $80 outstanding under the line of credit at March 31, 2008.

During the first quarter of 2008, the Company repaid $235 on its one year credit facility with a Canadian chartered bank. The outstanding balance of this credit facility at March 31, 2008 and December 31, 2007 respectively was $1,664 ($998 Canadian and U.S. $647) and $1,873 ($1,233 Canadian and U.S. $647).

8.	Non-Controlling Interests

During the first quarter of 2008, non-controlling interests decreased by approximately $176 in connection with the termination of a long-standing assumption reinsurance agreement under which GWL&A had reinsured a block of U.S. participating policies.

9.	Share Capital
(a)	Preferred Shares

The Company has designated outstanding Preferred Shares Series D and Series E as held for trading on the Consolidated Balance Sheets with changes in fair value reported in the Summary of Consolidated Operations. During the three months ended March 31, 2008 the Company recognized unrealized gains (losses) of $1 for Series D and $(12) for Series E (for the three months ended March 31, 2007, $2 for Series D and $0 for Series E). The redemption price at maturity is $25 per share plus accrued dividends.

(b)	Common Shares
Issued and outstanding
	March 31, 2008		December 31, 2007		March 31, 2007
		Carrying		Carrying		Carrying
	Number	Value	Number	Value	Number	Value

Common shares:
Balance, beginning of year	893,761,639	$4,709	891,151,789	$4,676	891,151,789	$4,676
Issued under Stock Option Plan	358,243	5	2,609,850	33	993,457	11

Balance, end of period	894,119,882	$4,714	893,761,639	$4,709	892,145,246	$4,687

10.	Capital Management

At the holding company level, the Company monitors the amount of consolidated capital available, and the amounts deployed in its various operating subsidiaries. The amount of capital deployed in any particular company or country is dependent upon local regulatory requirements as well as the Company’s internal assessment of capital requirements in the context of its operational risks and requirements, and strategic plans.

The Company’s practice is to maintain the capitalization of its regulated operating subsidiaries at a level that will exceed the relevant minimum regulatory capital requirements in the jurisdictions in which they operate.

In Canada, the Office of the Superintendent of Financial Institutions (OSFI) has established a capital adequacy measurement for life insurance companies incorporated under the Insurance Companies Act (Canada) and their subsidiaries, known as the Minimum Continuing Capital and Surplus Requirements (MCCSR).

For Canadian regulatory reporting purposes, capital is defined by OSFI in its MCCSR guideline.

The following table provides the MCCSR information and ratios for The Great-West Life Assurance Company (Great-West Life):

The Great-West Life Assurance Company
MCCSR
(in millions of CAD)
	March 31,	December 31,	March 31,
	2008	2007	2007
Capital Available:
Tier 1 Capital

Common shares	$6,116	$6,116	$6,116

Shareholder surplus	4,921	4,672	4,081
Qualifyingnon-controllinginterests	151	152	154

Innovativeinstruments	634	636	631
OtherTier1CapitalElements	1,621	1,337	1,775
GrossTier1Capital	13,443	12,913	12,757

Deductions from Tier 1:
Goodwill&intangibleassetsinexcess
oflimit	5,708	5,724	5,725
Otherdeductions	1,347	1,219	1,132
Net Tier 1 Capital	6,388	5,970	5,900

Tier 2 Capital
Tier2A	447	456	548
Tier2Ballowed	501	502	502

Tier2C	1,322	1,262	1,178

Tier 2 Capital Allowed	2,270	2,220	2,228

Total Tier 1 and Tier 2 Capital	8,658	8,190	8,128
Less: Deductions/Adjustments	124	101	205
Total Available Capital	$8,534	$8,089	$7,923

Capital Required:
AssetsDefault&marketrisk	$1,487	$1,457	$1,336
InsuranceRisks	1,735	1,675	1,690
InterestRateRisks	1,026	888	872
Other	(57)	(76)	(135)
Total Capital Required	$4,191	$3,944	$3,763

MCCSR ratios:
Tier 1	152%	151%	157%
Total	204%	205%	211%

In the United States, GWL&A is subject to comprehensive state and federal regulation and supervision throughout the United States. The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital rules and other financial ratios for U.S. life insurance companies. At the end of 2007 GWL&A has estimated the risk-based capital (RBC) ratio to be 586%, well in excess of that required by NAIC.

The capitalization of the Company and its operating subsidiaries will also take into account the views expressed by the various credit rating agencies that provide financial strength and other ratings to the Company.

The Company has also established policies and procedures designed to identify, measure and report all material risks. Management is responsible for establishing capital management procedures for implementing and monitoring the capital plan. The Board of Directors reviews and approves all capital transactions undertaken by management pursuant to the annual capital plan. The capital plan is designed to ensure that the Company maintains adequate capital, taking into account the Company’s strategy and business plans.

11.	Stock Based Compensation

110,000 options were granted under the Company’s stock option plan for the three months ended March 31, 2008 (1,749,000 options were granted during the first quarter of 2007). The weighted fair value of options granted during the three months ended March 31, 2008 were $3.13 per option ($7.49 per option during the three months ended March 31, 2007). Compensation expense of $2 after-tax has been recognized in the Summary of Consolidated Operations for the three months ended March 31, 2008 ($1 after-tax for the three months ended March 31, 2007).

12.	Pension Plans and Other Post-Retirement Benefits

The total benefit costs included in operating expenses are as follows:

	For the three months
	ended March 31
	2008	2007

Pension benefits	$13	$11
Other benefits	3	5

Total	$16	$16

13.	Earning per Common Share

The following table provides the reconciliation between basic and diluted earnings per common share:

		For the three months
		ended March 31
		2008	2007
(a)	Earnings
	Net income from continuing operations	$625	$472

	Net income from discontinued operations	43	56

	Net income	$668	$528

	Perpetual preferred share dividends	14	14

	Net income - common shareholders	$654	$514
(b)	Number of common shares

	Average number of common shares outstanding	893,862,214	891,567,961
	Add:
	-Potentialexerciseofoutstandingstockoptions	4,838,672	6,958,935

	Average number of common shares outstanding - diluted basis	898,700,886	898,526,896

	Basic earnings per common share
	Fromcontinuingoperations	$0.684	$0.513

	Fromdiscontinuedoperations	0.048	0.063

		$0.732	$0.576
	Diluted earnings per common share

	Fromcontinuingoperations	$0.680	$0.510

	Fromdiscontinuedoperations	0.048	0.062

		$0.728	$0.572

14.	Accumulated Other Comprehensive Income
	For the three months ended March 31, 2008
	Unrealized
	foreign exchange
	gains(losses)	Unrealized	Unrealized
	on translation	gains(losses)	gains(losses)		Non-
	of foreign	on available	on cash flow		controlling
	operations	for sale assets	hedges	Total	interest	Shareholder

Balance, beginning of year	$(1,801)	$174	$13	$(1,614)	$81	$(1,533)

Opening transition adjustment	-		-	-		-
Income tax	-		-	-		-
	-	-	-	-	-	-

Other comprehensive income	456	(84)	(71)	301	(10)	291
Income tax	-	25	25	50	2	52
	456	(59)	(46)	351	(8)	343

Balance, end of period	$(1,345)	$115	$(33)	$(1,263)	$73	$(1,190)

	For the three months ended March 31, 2007
	Unrealized
	foreign exchange
	gains(losses)	Unrealized	Unrealized
	on translation	gains(losses)	gains(losses)		Non-
	of foreign	on available	on cash flow		controlling
	operations	for sale assets	hedges	Total	interest	Shareholder

Balance, beginning of year	$(591)	$-	$-	$(591)	$44	$(547)

Opening transition adjustment	-	383	-	383	(19)	364
Income tax	-	(107)	-	(107)	5	(102)
	-	276	-	276	(14)	262

Other comprehensive income	(75)	(47)	-	(122)	-	(122)
Income tax	-	11	-	11	-	11
	(75)	(36)	-	(111)	-	(111)

Balance, end of period	$(666)	$240	$-	$(426)	$30	$(396)

15.	Reinsurance Transaction

On February 14, 2008, the Company’s indirect wholly-owned Irish reinsurance subsidiary, Canada Life International Re Limited, signed an agreement with Standard Life Assurance Limited, a U.K. based provider of life, pension and investment products, to assume by way of indemnity reinsurance, a large block of U.K. payout annuities. The reinsurance transaction increased premium income, paid or credited to policyholders, funds held by ceding insurers and policy liabilities by $12.5 billion.

16.	Segmented Information
Consolidated Operations
For the three months ended March 31, 2008

		United		Lifeco
	Canada	States	Europe	Corporate	Total

Income:
Premium income	$1,977	$853	$13,960	$-	$16,790
Net investment income
Regular net investment income	624	316	419	(7)	1,352
Changes in fair value on held for trading assets	(88)	(220)	(632)	-	(940)
Total net investment income	536	96	(213)	(7)	412
Fee and other income	265	378	154	-	797

Total income	2,778	1,327	13,901	(7)	17,999

Benefits and expenses:
Paid or credited to policyholders	1,868	914	13,502	-	16,284
Other	546	396	185	1	1,128
Amortization of finite life intangible assets	4	5	1	-	10
Net operating income
before income taxes	360	12	213	(8)	577

Income taxes	81	(7)	36	(1)	109

Net income before non-controlling
interests	279	19	177	(7)	468

Non-controlling interests	19	(175)	(1)	-	(157)

Net income from continuing operations	260	194	178	(7)	625
Net income from discontinued operations	-	43	-	-	43

Net Income	260	237	178	(7)	668

Perpetual preferred share dividends	11	-	3	-	14

Net income - common shareholders	$249	$237	$175	$(7)	$654

For the three months ended March 31, 2007

		United		Lifeco
	Canada	States	Europe	Corporate	Total

Income:
Premium income	$1,805	$603	$2,934	$-	$5,342
Net investment income
Regular net investment income	625	357	411	1	1,394
Changes in fair value on held for trading assets	(31)	37	(423)	-	(417)
Total net investment income	594	394	(12)	1	977
Fee and other income	255	136	162	-	553

Total income	2,654	1,133	3,084	1	6,872

Benefits and expenses:
Paid or credited to policyholders	1,768	846	2,727	-	5,341
Other	578	155	171	1	905
Amortization of finite life intangible assets	4	3	1	-	8
Net operating income
before income taxes	304	129	185	-	618

Income taxes	44	37	32	-	113

Net income before non-controlling
interests	260	92	153	-	505

Non-controlling interests	24	6	3	-	33

Net income from continuing operations	236	86	150	-	472
Net income from discontinued operations	-	56	-	-	56

Net Income	236	142	150	-	528

Perpetual preferred share dividends	11	-	3	-	14

Net income - common shareholders	$225	$142	$147	$-	$514

17.	Subsequent Events

(a)	On April 1, 2008, GWL&A completed the previously announced sale of its health care business, Great-West Healthcare (refer to note 2).

(b)

On April 18, 2008, the Company repaid $1,085 ($730 Canadian and U.S. $345) on its one year credit facility with a Canadian chartered bank. As a result, the outstanding balance of the credit facility is $579 ($268 Canadian and U.S. $302).